Exhibit 99.1

Goldman Sachs BDC, Inc. Reports Fourth Quarter 2016 Financial Results and Announces Quarterly Dividend of $0.45 Per Share
Company Release – February 28, 2017
NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD) today announced its financial results for the fourth quarter ended December 31, 2016 and filed its Form 10-K with the U.S. Securities and Exchange Commission.
QUARTERLY HIGHLIGHTS
▪	Net investment income for the quarter ended December 31, 2016 was $0.50 per share, as compared to $0.51 per share for the quarter ended September 30, 2016;
▪
The Company announced a first quarter dividend of $0.45 per share payable to shareholders of record as of March 31, 2017, equating to an annualized dividend yield of 9.8% on quarter end net asset value per share;[1]

▪
Gross originations were $110.3 million and new investment commitments and fundings were $90.3 million; sales and repayments totaled $55.9 million, resulting in net funded portfolio growth of $34.4 million;[2]

▪	The Senior Credit Fund (“SCF”) produced a 14.5% return on investment to the Company during 2016; year-over-year, the SCF investment portfolio at fair value grew by 67.9%;[2,3]
▪
The Company closed an offering of $115.0 million aggregate principal amount of 4.50% Convertible Notes due April 2022. The net proceeds of the offering were used to pay down debt under the Company’s revolving credit facility;

▪	The Company amended its revolving credit facility to extend the maturity date by one year to December 2021 and upsize the total commitments to $605.0 million;
▪	As of December 31, 2016, two investments in the Company’s investment portfolio were on non-accrual status, representing 1.4% of total investments at fair value;[2] and
▪
Subsequent to quarter end, the Company’s Board of Directors renewed the Company’s stock repurchase plan to extend the expiration from March 18, 2017 to March 18, 2018. Under the stock repurchase plan, the Company may repurchase up to $25.0 million of its common stock if the market price for the common stock is below the Company’s most recently announced net asset value per share, subject to certain limitations.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of December 31, 2016	As of September 30, 2016

Investment portfolio, at fair value[2]	$1,167.3	$1,143.0
Total debt outstanding[4]	502.8	471.3
Net assets	665.1	675.0
Net asset value per share	$18.31	$18.58

	Three Months Ended
Total investment income	$30.5	$34.0
Net investment income after taxes	18.1	18.7
Net increase in net assets resulting from operations	5.6	22.7

Net investment income per share (basic and diluted)	0.50	0.51
Earnings per share (basic and diluted)	0.15	0.62
Regular distribution per share	0.45	0.45

INVESTMENT ACTIVITY2
During the three months ended December 31, 2016, gross originations were $110.3 million. New investment commitments and fundings were $90.3 million. The new investment commitments were across two new portfolio companies and three existing portfolio companies. The Company had sales and repayments of $55.9 million, primarily resulting from a full repayment by one portfolio company and a partial syndication of the Company’s investment in one portfolio company. As a result of this activity, the portfolio composition was relatively steady during the quarter.

Summary of Investment Activity for the three months ended December 31, 2016:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$-	-%	$9.5	17.0%
1st Lien/Last-Out Unitranche	-	-%	0.7	1.3%
2nd Lien/Senior Secured Debt	77.9	86.4%	24.4	43.6%
Unsecured Debt	3.1	3.4%	-	-%
Preferred Stock	0.8	0.8%	21.3	38.1%
Investment Funds & Vehicles (SCF)	8.5	9.4%	-	-%
Total	$90.3	100.0%	$55.9	100.0%

During the three months ended December 31, 2016, the SCF made new investment commitments and fundings of $105.6 million and $99.3 million, respectively, in six new portfolio companies and six existing portfolio companies. The SCF also had sales and repayments of $15.7 million, resulting in net funded portfolio growth of $86.7 million during the quarter. As of December 31, 2016, the SCF’s investment portfolio at fair value was $479.5 million, an increase of 22.2% quarter over quarter. As a result of this activity, the Company increased its investment in the SCF from $69.8 million to $78.4 million. The SCF represents the Company’s largest investment at fair value and cost.
PORTFOLIO SUMMARY2
As of December 31, 2016, the Company’s investment portfolio had an aggregate fair value of $1,167.3 million, comprised of investments in 40 portfolio companies operating across 26 different industries. The investment portfolio on a fair value basis was comprised of 91.5% secured debt investments (62.7% in first lien debt (including 26.6% in first lien/last-out unitranche debt) and 28.8% in second lien debt), 0.3% in unsecured debt, 1.0% in preferred stock, 0.5% in common stock, and 6.7% in the SCF.

Summary of Investment Portfolio as of December 31, 2016:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$421.0	36.1%
1st Lien/Last-Out Unitranche	310.3	26.6%
2nd Lien/Senior Secured Debt	336.2	28.8%
Unsecured Debt	3.1	0.3%
Preferred Stock	11.8	1.0%
Common Stock	6.5	0.5%
Investment Funds & Vehicles (SCF)	78.4	6.7%
Total	$1,167.3	100.0%

As of December 31, 2016, the weighted average yield of the Company’s total investment portfolio at amortized cost and fair value was 10.6% and 11.8%, respectively, as compared to 10.4% and 11.8%, respectively, as of September 30, 2016.

On a fair value basis, the percentage of the Company’s debt investments bearing interest at a floating rate increased from 89.6% to 92.8% quarter over quarter.5

As of December 31, 2016, the weighted average net debt/EBITDA of the companies in the Company’s investment portfolio was 4.8x versus 4.6x as of September 30, 2016. The weighted average interest coverage of interest-bearing companies in the investment portfolio was 2.7x versus 2.9x from the previous quarter. The median EBITDA of the portfolio companies was $25.0 million.6

During the quarter, the Company’s investments in Iracore International Holdings, Inc. (“Iracore”) and Washington Inventory Service (“WIS”) were on non-accrual status. In addition, the Company placed NTS Communications, Inc. back on accrual status. As of December 31, 2016, Iracore and WIS were the only two investments on non-accrual status and represented 1.4% and 3.8% of the total investment portfolio at fair value and amortized cost, respectively.

As of December 31, 2016, the Company’s investment in the SCF yielded 14.5% at both amortized cost and fair value over the trailing four quarters. The SCF’s investment portfolio had an aggregate fair value of $479.5 million, comprised of investments in 37 portfolio companies operating across 22 different industries. The SCF’s investment portfolio on a fair value basis was comprised of 100.0% secured debt investments (95.1% in first lien debt, 2.0% in a first-out portion of first lien unitranche debt and 2.9% in second lien debt). All of the investments in the SCF were invested in debt bearing a floating interest rate with an interest rate floor.

As of December 31, 2016, the weighted average net debt/EBITDA and interest coverage of the companies in the SCF investment portfolio were 3.8x and 3.2x, respectively. The median EBITDA of the SCF’s portfolio companies was $68.7 million. None of the SCF’s investments are on non-accrual status as of December 31, 2016.
RESULTS OF OPERATIONS
Total investment income for the three months ended December 31, 2016 and September 30, 2016 was $30.5 million and $34.0 million, respectively. The decrease in investment income over the quarter was primarily driven by the classification of Iracore and WIS as non-accrual investments and a decline in prepayment related income. The $30.5 million of total investment income was comprised of $28.9 million from interest income, original issue discount accretion and dividend income, $1.5 million from other income and $0.1 million from prepayment related income.7

Total expenses before taxes for the three months ended December 31, 2016 and September 30, 2016 were $12.0 million and $15.0 million, respectively. The $3.0 million decrease in expenses was primarily driven by a decrease in incentive fees. The $12.0 million of total expenses were comprised of $4.4 million of interest and credit facility expenses, $5.9 million of management and incentive fees, and $1.7 million of other operating expenses.

Net investment income after taxes for the three months ended December 31, 2016 was $18.1 million, or $0.50 per share, compared with $18.7 million, or $0.51 per share for the three months ended September 30, 2016.

During the three months ended December 31, 2016, the Company had net unrealized depreciation of $(12.5) million on certain investments.

Net increase in net assets resulting from operations for the three months ended December 31, 2016 was $5.6 million, or $0.15 per share.
LIQUIDITY AND CAPITAL RESOURCES
During the quarter ended December 31, 2016, the Company closed an offering of $115.0 million aggregate principal amount of 4.50% Convertible Notes due April 2022. The net proceeds of the offering were used to pay down debt under the Company’s revolving credit facility. In addition, the Company amended its revolving credit facility to extend the maturity date by one year to December 16, 2021 and upsize the total commitments to $605.0 million.

As of December 31, 2016, the Company had $502.8 million of total debt outstanding, comprised of $387.8 million of outstanding borrowings under its revolving credit facility and $115.0 million of convertible notes. The combined weighted average interest rate on debt outstanding was 3.06% for the three months ended December 31, 2016. As of December 31, 2016, the Company had $217.3 million of availability under its revolving credit facility and $4.6 million in cash and cash equivalents.

The Company’s average and ending debt to equity leverage ratio was 0.71x and 0.76x, respectively, for the three months ended December 31, 2016, as compared with 0.74x and 0.70x, respectively, for the three months ended September 30, 2016.8
RECENT DEVELOPMENTS
In February 2017, the Company’s Board of Directors renewed the Company’s stock repurchase plan to extend the expiration from March 18, 2017 to March 18, 2018. Under the stock repurchase plan, the Company may repurchase up to $25.0 million of its common stock if the market price for the common stock is below the Company’s most recently announced net asset value per share, subject to certain limitations. The stock repurchase plan authorized the Company to enter into a plan that provides that purchases will be conducted on the open market on a programmatic basis or to repurchase in privately negotiated transactions in accordance with Rule 10b-18 under the Exchange Act and will otherwise be subject to applicable law, including Regulation M, which may prohibit purchases under certain circumstances.
CONFERENCE CALL
The Company will host an earnings conference call on Wednesday, March 1, 2017 at 10:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 64817175. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 1:00 pm Eastern Time on March 1 through April 1. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 64817175. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES
1 The $0.45 per share dividend is payable on or about April 17, 2017 to holders of record as of March 31, 2017.
2 The discussion of the investment portfolio of both the Company and the SCF excludes the investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc.
3 The SCF’s return to the Company was measured at amortized cost and fair value over the trailing four quarters.
4 Total debt outstanding excluding netting of debt issuance costs.
5 The fixed versus floating composition has been calculated as a percentage of performing debt investments, including income producing stock investments.
6 For a particular portfolio company, EBITDA typically represents net income before net interest expense, income tax expense, depreciation and amortization. The weighted average net debt to EBITDA represents the weighted average ratio of our portfolio companies’ debt (net of cash), including all of our investment and the amount of debt senior to us, to our portfolio companies’ EBITDA. Weighted average net debt to EBITDA and median EBITDA have been calculated as a percentage of debt investments and income producing preferred stock investments, including the Company’s exposure to underlying debt investments in the Senior Credit Fund and excluding collateral loans and preferred stock investments where net debt to EBITDA may not be the appropriate measure of credit risk. The weighted average interest coverage ratio (EBITDA to total interest expense) of our portfolio companies reflects our performing portfolio companies’ EBITDA as a multiple of interest expense and has been calculated as a percentage of performing debt investments and income producing preferred stock investments, including the Company’s exposure to underlying debt investments in the Senior Credit Fund and excluding collateral loans and preferred stock investments where EBITDA may not be the appropriate measure of credit risk. Portfolio company statistics are derived from the most recently available financial statements of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.
7 Interest income excludes accelerated accretion/amortization of $0.1 million. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.
8 The average debt to equity leverage ratio has been calculated using the average daily borrowings during the quarter divided by average net assets, adjusted for equity contributions. The ending and average debt to equity leverage ratio excludes unfunded commitments.

Goldman Sachs BDC, Inc.
Consolidated Statements of Assets and Liabilities
(in thousands, except share and per share amounts)

	December 31, 2016	December 31, 2015
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $1,055,203 and $1,067,299, respectively)	$1,004,793	$1,032,119
Non-controlled affiliated investments (cost of $89,715 and $9,237, respectively)	84,103	4,048
Controlled affiliated investments (cost of $77,592 and $46,167, respectively)	78,394	44,897
Investments in affiliated money market fund (cost of $1 and $10,117, respectively)	1	10,117

Total investments, at fair value (cost of $1,222,511 and $1,132,820, respectively)	1,167,291	1,091,181
Cash	4,565	22,710
Receivable for investments sold	–	313
Interest and dividends receivable from non-controlled/affiliated investments and non-controlled/non-affiliated investments	7,841	10,399
Dividend receivable from controlled affiliated investments	1,925	1,350
Other income receivable from controlled affiliated investments	2,212	681
Deferred financing costs	6,018	5,775
Deferred offering costs	605	–
Other assets	76	350

Total assets	$1,190,533	$1,132,759

Liabilities
Debt (net of debt issuance costs of $4,598 and $0, respectively)	$498,152	$419,000
Interest and other debt expenses payable	1,569	432
Management fees payable	4,406	4,238
Incentive fees payable	1,474	360
Distribution payable	16,349	16,338
Accrued offering costs	518	40
Directors’ fees payable	8	–
Accrued expenses and other liabilities	2,920	3,701

Total liabilities	$525,396	$444,109

Commitments and Contingencies

Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$–	$–
Common stock, par value $0.001 per share (200,000,000 shares authorized, 36,331,662 and 36,306,882 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively)	36	36
Paid-in capital in excess of par	719,847	719,690
Accumulated net realized gain (loss)	(23,729)	(2,367)
Accumulated undistributed net investment income	25,624	14,351
Net unrealized appreciation (depreciation) on investments	(55,220)	(41,639)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$665,137	$688,650

TOTAL LIABILITIES AND NET ASSETS	$1,190,533	$1,132,759

Net asset value per share	$18.31	$18.97

Goldman Sachs BDC, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	For the year ended December 31, 2016	For the year ended December 31, 2015	For the year ended December 31, 2014
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$109,568	$109,700	$69,454
Dividend income	2,107	2,476	2,881
Other income	2,058	1,584	632

Total investment income from non-controlled/non-affiliated investments	113,733	113,760	72,967
From non-controlled affiliated investments:
Interest income	2,529	–	–
Dividend income	46	3	3
Other income	13	–	–

Total investment income from non-controlled affiliated investments	2,588	3	3
From controlled affiliated investments:
Dividend income	6,575	3,992	309
Other income	2,212	681	–

Total investment income from controlled affiliated investments	8,787	4,673	309

Total investment income	$125,108	$118,436	$73,279

Expenses:
Interest and other debt expenses	$14,299	$10,705	$4,683
Management fees	17,012	15,436	10,069
Incentive fees	10,422	11,786	1,495
Professional fees	2,563	2,752	2,007
Administration, custodian and transfer agent fees	865	974	856
Directors’ fees	1,012	623	399
Other expenses	1,671	1,062	913

Total expenses	$47,844	$43,338	$20,422

NET INVESTMENT INCOME (LOSS) BEFORE TAXES	$77,264	$75,098	$52,857

Excise tax expense	$1,037	$518	$119

NET INVESTMENT INCOME (LOSS) AFTER TAXES	$76,227	$74,580	$52,738

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(21,994)	$(67)	$(1,191)
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	(21,154)	(24,458)	(11,593)
Non-controlled affiliated investments	5,501	(2,530)	(2,659)
Controlled affiliated investments	2,072	(897)	(373)

Net realized and unrealized gains (losses)	$(35,575)	$(27,952)	$(15,816)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$40,652	$46,628	$36,922

Net investment income (loss) per share (basic and diluted)	$2.10	$2.14	$1.77
Earnings per share (basic and diluted)	$1.12	$1.34	$1.24
Weighted average shares outstanding	36,317,131	34,782,967	29,737,113

ABOUT GOLDMAN SACHS BDC, INC.
Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. We believe that it is important to communicate our future expectations to our investors. There are likely to be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Goldman Sachs BDC, Inc.
Investor Contact: Katherine Schneider, 212-902-3122
Media Contact: Andrew Williams, 212-902-5400

Source: Goldman Sachs BDC, Inc.